Exhibit 77(q)(1)(e)(7)

                               AMENDED SCHEDULE A

                                     to the

                      RESTATED EXPENSE LIMITATION AGREEMENT

                          ING VARIABLE PORTFOLIOS, INC.

                            OPERATING EXPENSE LIMITS

                                                        Maximum Operating Expense Limit
Name of Fund*                                        (as a percentage of average net assets)
                                                          Class I                  Class S
                                                          -------                  -------
ING VP Global Science and Technology Portfolio             1.15%                    1.40%
Initial Term Expires December 31, 2003

ING VP Growth Portfolio                                    0.80%                    1.05%
Initial Term Expires December 31, 2003

ING VP Index Plus LargeCap Portfolio                       0.55%                    0.80%
Initial Term Expires December 31, 2003

ING VP Index Plus MidCap Portfolio                         0.60%                    0.85%
Initial Term Expires December 31, 2003

ING VP Index Plus SmallCap Portfolio                       0.60%                    0.85%
Initial Term Expires December 31, 2003

ING VP International Equity Portfolio                      1.15%                    1.40%
Initial Term Expires December 31, 2003

ING VP Small Company Portfolio                             0.95%                    1.20%
Initial Term Expires December 31, 2003

ING VP Value Opportunity Portfolio                         0.80%                    1.05%
Initial Term Expires December 31, 2003

                                                                                          ------
                                                                                              HE

* This Agreement shall automatically renew for one-year terms with respect to a Fund unless otherwise terminated in accordance with the Agreement.